LIMITED LIABILITY COMPANY AGREEMENT

OF

OPM GREEN ENERGY, LLC

Dated as of August 20, 2019

THE MEMBERSHIP INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY JURISDICTION. NO MEMBERSHIP INTEREST MAY BE SOLD OR OFFERED FOR SALE (WITHIN THE MEANING OF ANY SECURITIES LAW) UNLESS A REGISTRATION STATEMENT UNDER ALL APPLICABLE SECURITIES LAWS WITH RESPECT TO THE MEMBERSHIP INTEREST IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS IS THEN APPLICABLE TO THE MEMBERSHIP INTEREST. A MEMBERSHIP INTEREST ALSO MAY NOT BE TRANSFERRED OR ENCUMBERED UNLESS THE APPLICABLE PROVISIONS OF THIS AGREEMENT ARE SATISFIED.

LIMITED LIABILITY COMPANY AGREEMENT
OF
OPM GREEN ENERGY, LLC

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1	Definitions.	1
1.2	Construction.	6

ARTICLE II FORMATION		7

2.1	Formation.	7
2.2	Name.	7
2.3	Registered Office and Agent; Principal and Other Offices.	7
2.4	Purpose.	7
2.5	Duration.	7
2.6	No State-Law Partnership	7
2.7	Qualification.	7

ARTICLE III MEMBERS; DISPOSITIONS OF MEMBERSHIP INTERESTS; REMOVAL		7

3.1	Members.	7
3.2	Withdrawal.	7
3.3	Dispositions.	7
3.4	Admission of New Members.	15
3.5	Interests in a Member.	15
3.6	Transfer upon Termination of Marital Relationship	15
3.7	Liability to Third Parties.	15
3.8	Lack of Authority.	15
3.9	Units.	15
3.10	Profits Interests.	15

ARTICLE IV CAPITAL CONTRIBUTIONS		16

4.1	Initial Contributions.	16
4.2	Additional Contributions.	16
4.3	Return of Contributions.	16
4.4	Advances by Members.	16
4.5	No Deficit Restoration Obligation.	16

ARTICLE V ALLOCATIONS AND DISTRIBUTIONS		16

5.1	Distributions.	16
5.2	Allocations of Net Profits and Net Losses.	17
5.3	Income Tax Allocations.	19
5.4	Allocations Upon Transfer.	20
5.5	Capital Accounts.	20
5.6	Amendments for Changes in Income Tax Regulations.	21
5.7	Consent to Allocations.	21
5.8	Withholding.	22

-i-

ARTICLE VI MANAGEMENT		22

6.1	Management by Manager.	22
6.2	Appointment	23
6.3	Resignation.	23
6.4	Action of the Manager.	23
6.5	No Compensation.	23
6.6	Officers.	23

ARTICLE VII ACTIONS AND MEETINGS OF MEMBERS		24

7.1	Rights or Powers of the Members.	24
7.2	Voting Rights.	24
7.3	Meetings.	24
7.4	Actions without Meeting.	25

ARTICLE VIII STANDARD OF CARE; LIABILITY; INDEMNIFICATION; DUTIES		25

8.1	Standard of Care.	25
8.2	Exculpation	25
8.3	Indemnification.	26
8.4	Transactions with Members.	27
8.5	General.	27

ARTICLE IX REPRESENTATIONS AND WARRANTIES		27

9.1	Representations and Warranties.	27

ARTICLE X TAXES		28

10.1	Preparation of Tax Returns.	28
10.2	Tax Elections.	28
10.3	Tax Matters Representative.	29

ARTICLE XI BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS		29

11.1	Books and Records.	29
11.2	Reports.	29
11.3	Accounts.	30
11.4	Restriction on Information Rights.	30

ARTICLE XII PURCHASE RIGHTS		30

12.1	Purchase Events.	30
12.2	Forfeiture.	33

ARTICLE XIII DISSOLUTION, LIQUIDATION AND TERMINATION		33

13.1	Dissolution.	33
13.2	Liquidation and Termination.	34
13.3	Compliance with Timing Requirements of Regulations.	35
13.4	Termination of the Company.	35

-ii-

ARTICLE XIV GENERAL PROVISIONS		35

14.1	Offset.	35
14.2	Notices.	35
14.3	Entire Agreement; Supersedure; Additional Agreements.	35
14.4	Effect of Waiver or Consent.	35
14.5	Amendment or Modification.	36
14.6	Binding Effect.	36
14.7	Governing Law; Venue.	36
14.8	Waiver of Jury Trial.	36
14.9	Equitable Remedies.	36
14.10	Attorneys’ Fees.	36
14.11	Severability of Provisions.	37
14.12	Further Assurances.	37
14.13	Waiver of Certain Rights.	37
14.14	Spousal Consents.	37
14.15	Powers of Attorney.	37
14.16	Counterparts.	38

EXHIBIT A – Units and Sharing Ratios

-iii-

LIMITED LIABILITY COMPANY AGREEMENT
OF
OPM GREEN ENERGY, LLC

This Limited Liability Company Agreement (this “Agreement”), dated as of August 20, 2019 (the “Effective Date”), is entered into by and among the Members, as defined below.

RECITALS

WHEREAS, OPM Green Energy, LLC (the “Company”) was formed pursuant to the filing of a Certificate of Formation (as defined below) with the Secretary of State of the State of Texas on June 7, 2019; and

WHEREAS, the Members desire to enter into this Agreement to establish the governance of the Company.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound, the parties hereto hereby enter into this Agreement pursuant to the provisions and upon the terms and conditions herein contained, and hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.

As used in this Agreement, these terms have the following meanings:

“Adjusted Capital Account” means with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i)	credit to such Capital Account any amounts which such Member is obligated to restore or is treated as obligated to restore pursuant to Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations or the penultimate sentence in each of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations; and

(ii)	debit to such Capital Account such Member’s share of the items described in Sections 1.704-1(b)(2)(ii)(d)(4); 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations.

This definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

“Adjustment Period” means any period of time that begins on the date the Certificate of Formation was filed in the office of the Secretary of State of the State of Texas (in the case of the first Adjustment Period) or the day following the end of the immediately preceding Adjustment Period (with respect to each subsequent Adjustment Period) and ends on the first to occur of: (i) the last day of a Fiscal Year; (ii) the day immediately preceding the date of the “liquidation” of a Member’s interest in the Company (within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations); or (iii) the date on which the Company is terminated under Article XIII.

“Admission Date” has the meaning set forth in Section 3.3(g).

“Affiliate” means with respect to any Person, (i) any other Person directly or indirectly controlled by, controlling, or under direct or indirect common control with the specified Person, (ii) any member of the Immediate Family of such Person, or (iii) a trust created for the benefit of a member of the Immediate Family of such Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble hereto.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

“Applicable Offered Units” shall mean the Offered Units with respect to those Members holding Units.

“Applicable ROFO Rightholders” shall mean, in the case of a proposed Disposition of Units, all Members (including any Member to whom a Disposition is proposed to be made but excluding Profit Unit Members) other than the Disposing Member.

“Buyer” has the meaning set forth in Section 12.1(a).

“Capital Account” has the meaning set forth in Section 5.5.

“Capital Contribution” means the total amount of cash and the Fair Market Value of any other assets contributed to the Company by a Member, net of liabilities assumed or to which the assets contributed are subject.

“Certificate of Formation” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals hereto.

“Company Minimum Gain” shall mean the amount computed under Section 1.704-2(d)(l) of the Regulations with respect to the Company’s nonrecourse liabilities as determined under Section 1.752-1(a)(2) of the Regulations.

“Company Nonrecourse Deductions” shall mean any loss, deduction, or Code Section 705(a)(2)(B) expenditure (or item thereof) that is attributable to nonrecourse liabilities (as defined in Section 1.752-1(a)(2) of the Regulations) of the Company.

“Consultant” has the meaning set forth in Section 12.1(e).

“Covered Person” means any Member, Manager or Officer of the Company and any Person of whom such Member, Manager or Officer is the legal representative.

“Deceased Spouse” has the meaning set forth in Section 3.6.

“Dispose,” “Disposing,” or “Disposition” means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest, or other disposition or encumbrance (including by operation of law), or the acts thereof.

“Disposing Member” has the meaning set forth in Section 3.3(b).

“Disposition Notice” has the meaning set forth in Section 3.3(b).

“Disqualification Event” means any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the Securities Act.

“Drag-Along Members” has the meaning set forth in Section 3.3(c).

“Drag-Along Notice” has the meaning set forth in Section 3.3(c).

“Drag-Along Sale” has the meaning set forth in Section 3.3(c).

“Dragging Members” has the meaning set forth in Section 3.3(c).

“Effective Date” has the meaning set forth in the preamble hereto.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved, and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Exercising Buyer” has the meaning set forth in Section 12.1(b).

“Fair Market Value” means, with respect to any property, the value that would be obtained in an arm’s length transaction for ownership of such property for cash between an informed and willing seller and an informed and willing purchaser, each with an adequate understanding of the facts and under no compulsion to buy or sell. Except as otherwise described herein, the determination of the Fair Market Value of any property shall be determined in good faith by the Manager.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

“Fiscal Year” means the fiscal year of the Company ending December 31 of each calendar year.

“Forfeiting Member” has the meaning set forth in Section 12.2.

“Forfeiture Event” means a Member’s forfeiture of Profit Units, as set forth in the applicable Unit Award Agreement for each Member in respect of such Member’s Profit Units, as applicable.

“General Interest Rate” means a rate per annum equal to the lesser of (i) a varying rate per annum that is equal to the interest rate publicly quoted by JPMorgan Chase from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate, and (ii) the maximum rate permitted by applicable law.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed (or deemed to have been contributed) by a Member to the Company in connection with the execution and delivery of this Agreement and the initial Gross Asset Value of any other asset contributed (or deemed to have been contributed) by a Member to the Company shall be the gross Fair Market Value of such asset.

(ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (a) the acquisition of an additional Membership Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for a Membership Interest; (c) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; or (d) a grant of an interest in the Company as consideration for the provision of services to or for the benefit of the Company by a new or existing Member.

(iii) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of the distribution.

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 732(d), Code Section 734(b), or Code Section 743(b), but only to the extent that (a) such adjustments are taken into account in determining Capital Accounts pursuant to clause (vi) of the definition of Net Profit or Net Loss and (b) an adjustment pursuant to clause (ii) immediately above is not required in connection with the transaction.

“GWTI” means Greenway Technologies, Inc.

“Hypothetical Tax Liability” means with respect to any Member as of any particular time of determination the amount of Net Profits (excluding any income from guaranteed payments) allocated to a Member under Section 5.2 for an applicable Adjustment Period in which Net Profits were allocated to such Member, taking into account the amounts and character of such items, multiplied by the Maximum Tax Rate for each such Adjustment Period. The Manager shall determine each Member’s Hypothetical Tax Liability in good faith, and shall base such determination on such reasonable assumptions as the Manager determines in good faith to be appropriate.

“Immediate Family” of an individual shall mean (i) the individual’s spouse, brothers, sisters, parents, in-laws, children and grandchildren (including legal adoptive relationships in each case) and (ii) the children and grandchildren of the individual’s brothers and sisters (including legal adoptive relationships in each case).

[Limited Liability Company Agreement of OPM Green Energy, LLC]

“Independent Third Party” means, with respect to any Member, any Person who is not an Affiliate of such Member.

“Liquidation Value” means the aggregate proceeds which would be received by the Members as described in IRS Notice 2005-43 if (i) the assets of the Company as a going concern were sold at their Fair Market Value; (ii) the Company satisfied and paid in full all of its obligations and liabilities (including all taxes, costs and expenses incurred in connection with such transaction and any reserves established by the Manager for contingent liabilities); and (iii) such net sale proceeds were then distributed in accordance with this Agreement in a liquidation context, all as determined by the Manager in good faith.

“Manager” means the manager of the Company designated pursuant to Article VI, but does not include any Person who has ceased to be the manager of the Company.

“Marital Option” has the meaning set forth in Section 3.6.

“Maximum Tax Rate” for a particular Adjustment Period means the maximum federal income tax rate applicable to individuals under Section 1 of the Code for each such tax year, plus the rate of tax imposed under Section 1411 of the Code for such year.

“Member” means any Person executing this Agreement as of the Effective Date as a member or hereafter admitted to the Company as a member as provided in this Agreement, but does not include any Person who has ceased to be a member in the Company.

“Member Nonrecourse Debt” shall mean any nonrecourse debt of the Company that meets the requirements set forth in Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Debt Minimum Gain” shall mean the minimum gain attributable to Member Nonrecourse Debt as determined under Section 1.704-2(i)(3) of the Regulations.

“Member Nonrecourse Deductions” shall mean any loss, deduction, or Code Section 705(a)(2)(B) expenditure, or item thereof, that is attributable to a Member Nonrecourse Debt, as determined by Section 1.704-2(i)(2) of the Regulations.

“Member ROFO Exercise Notice” has the meaning set forth in Section 3.3(b)(iv).

“Membership Interest” means the interest of a Member in the Company, including rights to distributions (liquidating or otherwise), allocations, information, and to consent or approve.

“Member Spouse” has the meaning set forth in Section 3.6.

“Net Profit” or “Net Loss” shall mean, for each Adjustment Period, an amount equal to the Company’s taxable income or loss for such Adjustment Period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax or not otherwise taken into account in computing Net Profit or Net Loss shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures under Code Section 704(b), and not otherwise taken into account in computing Net Profit or Net Loss, shall be subtracted from such taxable income or loss;

(iii) if the Gross Asset Value of any Company property is adjusted as provided in clause (ii) or (iii) of the definition of Gross Asset Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss;

[Limited Liability Company Agreement of OPM Green Energy, LLC]

(iv) Gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account depreciation on the assets’ respective Gross Asset Values for such Adjustment Period determined in accordance with Section 1.704-1(b)(2)(iv)(g) of the Regulations;

(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations, to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Profit or Net Loss; and

(vii) Any income, gain, loss or deduction specially allocated pursuant to this Agreement shall not be included in the determination of Net Profit or Net Loss. The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 5.2(b), 5.2(c), 5.2(d), 5.2(e), 5.2(f) and 5.2(g) shall be determined by applying rules analogous to those set forth in clauses (i) through (vi) above.

“Non-Disposing Members” has the meaning set forth in Section 3.3(c).

“Non-Member Spouse” has the meaning set forth in Section 3.6.

“Offered Units” has the meaning set forth in Section 3.3(b)(i).

“Officer” and “Officers” have the meanings set forth in Section 6.6.

“Participation Threshold” has the meaning set forth in Section 3.10(d).

“Pass-Through Member” has the meaning set forth in Section 10.3.

“Permitted Disposition” has the meaning set forth in Section 3.3(a).

“Person” means an individual person, partnership, limited partnership, limited liability company, trust, corporation, joint venture, unincorporated organization, other entity or organization and a governmental entity or any department, agency or political subdivision thereof.

“Proceeding” has the meaning set forth in Section 8.3(a).

“Profit Units” means those Units designed with an asterisk on Exhibit A.

“Profit Unit Members” means any holder of Profit Units other than Tom Phillips, but solely with respect to such Profit Units and not with respect to any other Units held by such Person.

“Purchase Date” means the date a Purchase Event occurs.

“Purchase Event” has the meaning set forth in Section 12.1(a).

“Purchase Interest” has the meaning set forth in Section 12.1(a).

“Purchasing Rightholders” has the meaning set forth in Section 3.3(b)(vi)(B).

“Regulations” or “Treasury Regulations” means the income tax regulations promulgated under the Code and effective as of the Effective Date and any future amendments to the regulations and any corresponding provisions of succeeding regulations that are mandatory.

“Regulatory Allocations” has the meaning set forth in Section 5.2(c).

[Limited Liability Company Agreement of OPM Green Energy, LLC]

“Required Interest” means Membership Interests representing an aggregate Sharing Ratio of more than 51% of the Units entitled to vote on a matter; provided, however, that any Profit Units held by Profit Unit Members shall not be taken into account when determining the relative Sharing Ratios for purposes of determining the Required Interest.

“Revised Partnership Audit Procedures” means the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015, P.L. 114 74 (together with any subsequent amendments thereto, Regulations promulgated thereunder, and published administrative interpretations thereof).

“ROFO Portion” means, with respect to each Member not Disposing of Units pursuant to Section 3.3(b) at any time, such Member’s pro rata portion in accordance with the number of Units (excluding any Profit Units held by Profit Unit Members) held by each such Member as compared to the total number of Units (excluding any Profit Units held by Profit Unit Members) held by all the Members exercising a purchase right pursuant to Section 3.3(b).

“ROFO Rightholder Option Period” has the meaning set forth in Section 3.3(b)(iv).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Seller” has the meaning set forth in Section 12.1(a).

“Sharing Ratio” means, with respect to each Member as of any particular time of determination, the fraction, expressed as a percentage, equal to the quotient of (i) the number of Units held by such Member, divided by (ii) the aggregate number of Units held by all Members. Upon any change in the Sharing Ratios of the Members, the Manager shall amend Exhibit A to reflect such Sharing Ratios.

“Subscription Documents” has the meaning set forth in Section 14.3.

“Tax Distributions” has the meaning set forth in Section 5.1(b).

“Tax Matters Representative” has the meaning set forth in Section 10.3.

“TBOC” means the Texas Business Organizations Code, as amended from time to time.

“Unit” means a unit of Membership Interest held by a Member.

“Unit Award Agreement” means a Unit Award Agreement entered into between the Company and a Member under which Profit Units are granted to such Member.

“Unvested Unit” means any Profit Unit that is subject to vesting or forfeiture that has not become vested in accordance with the applicable Unit Award Agreement or other grant document that governs the grant of any such Profit Unit.

“Vested Unit” means any Profit Unit that is subject to vesting or forfeiture that has become vested in accordance with the applicable Unit Award Agreement or other grant document that governs the grant of any such Profit Unit.

1.2 Construction.Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to Exhibits attached hereto, each of which is made a part hereof for all purposes. Titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference. Such titles and captions shall not be construed to define, limit, extend or describe the scope of this Agreement nor the intent of any provision hereof. The word “including” (in its various forms) means including without limitation.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

ARTICLE II

FORMATION

2.1 Formation. The Company has been organized as a Texas limited liability company by the filing of a Certificate of Formation (the “Certificate of Formation”) under and pursuant to the TBOC.

2.2 Name. The name of the Company is “OPM Green Energy, LLC” and all Company business must be conducted in that name or such other names that comply with applicable law as the Manager may select from time to time.

2.3 Registered Office and Agent; Principal and Other Offices. The registered office of the Company required by the TBOC to be maintained in the State of Texas shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Manager may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Texas shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Manager may designate from time to time in the manner provided by law. The principal office of the Company in the United States shall be at 892 Meadow Hill Road, Fort Worth, Texas 76108, or such other place as the Manager may designate from time to time, which need not be in the State of Texas, and the Company shall maintain records there as required by the TBOC. The Company may have such other offices as the Manager may designate from time to time.

2.4 Purpose. The Company may engage in any lawful act or activity for which a limited liability company may be formed under the TBOC.

2.5 Duration. The period of duration of the Company is perpetual, unless the Company dissolves in accordance with the provisions of this Agreement.

2.6 No State-Law Partnership The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member or Manager be a partner or joint venturer of any other Member or Manager, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

2.7 Qualification. The Manager and the Officers may take any and all actions deemed reasonably necessary by the Manager or any of the Officers to qualify the Company in foreign jurisdictions.

ARTICLE III

MEMBERS; DISPOSITIONS OF MEMBERSHIP INTERESTS; REMOVAL

3.1 Members. The Members of the Company are (a) as of the execution hereof, the Persons set forth on Exhibit A as Members, each of which is admitted to the Company as a member effective contemporaneously with the execution by such Person of this Agreement, and (b) any other Person that is admitted as a member of the Company subsequent to effectiveness of this Agreement in accordance herewith. The capitalization of the Company is set forth in the books and records of the Company and on Exhibit A, as the same may be amended from time to time.

3.2 Withdrawal. A Member does not have the right or power to withdraw from the Company as a member.

3.3 Dispositions.

(a)	Restrictions.

(i) Except for Dispositions made pursuant to Section 3.3(b), 3.3(c) or 3.6 or Article XII, a Member may not Dispose of all or any portion of its Units unless such Member obtains the consent of the Manager and the Members holding a Required Interest; provided, however, that no such consent will be required for a Disposition of Units by any Member to any Affiliate of such Member (but only to the extent such Disposition is to an Affiliate described in clause (i) of the definition of “Affiliate” herein), provided that the Disposing Member continues to be liable for its obligations hereunder (a “Permitted Disposition”).

[Limited Liability Company Agreement of OPM Green Energy, LLC]

(ii) Notwithstanding anything to the contrary contained herein, no Member may Dispose of all or any portion of its Units at any time if such action would (A) cause the Company to be treated as an association taxable as a corporation for United States Federal income tax purposes, (B) require the Company to become registered under the Securities Exchange Act of 1934, as amended, or (C) subject the Company to the Investment Company Act of 1940, as amended.

(iii) Notwithstanding anything to the contrary contained herein, except for a Permitted Disposition or Disposition made pursuant to Section 3.3(c), 3.6, Article XII or the terms of the applicable Unit Award Agreement, no Member may Dispose of all or any portion of any Profit Units.

(iv) Any attempted Disposition of Units, other than in strict accordance with this Section 3.3 (including satisfaction of the requirements set forth in Section 3.3(e)), will be, and is hereby declared, null and void ab initio. The Members agree that a breach of the provisions of this Section 3.3 may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedy at law) are inadequate in view of (A) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provision and (B) the uniqueness of the Company’s business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Section 3.3 may be enforced by specific performance or injunctive relief as appropriate without the necessity of posting a bond or other security or proving actual damages.

(v) In connection with any attempted Disposition of Units, each of the Members has the right to obtain – before the consummation of any proffered Disposition – an independent valuation of the proposed Disposition at the expense of such Member. If any Member wishes to challenge any attempted Disposition of Units on the basis that it does not constitute an arm’s length transaction involving reasonable value for such Units, the Member must do so in writing as soon as practical and the Company, Manager, and Members shall resolve such challenge – informally and then by mediation if necessary – before the attempted Disposition of Units may be consummated and finalized.

(b)	Right of First Offer.

(i) Except for Permitted Dispositions or Dispositions made pursuant to Section 3.3(c) (after complying with this Section 3.3(b)) or 3.6 or Article XII, this Section 3.3(b) applies to any proposed Disposition of any Units, including a Drag-Along Sale described in Section 3.3(c). If at any time a Member (the “Disposing Member”) desires to Dispose of any of its Units (the “Offered Units”) to an Independent Third Party or another Member, prior to offering such Units to such Person, such Member will, first, obtain the consent of the Manager and, following receipt of such consent, provide written notice (a “Disposition Notice”) to the Company and the Applicable ROFO Rightholders prior to the proposed Disposition. The Disposition Notice must set forth the identity of the Independent Third Party or other Member that is the proposed purchaser, the number of Units the Disposing Member wishes to Dispose of and the consideration, terms and conditions upon which it proposes to Dispose of such Units. The Disposition Notice shall constitute the Disposing Member’s offer to sell the Offered Units to the Applicable ROFO Rightholders for the consideration to be paid by such Independent Third Party or other Member as described in the Disposition Notice, which offer shall be irrevocable for a period of 60 days. The Applicable ROFO Rightholders shall have the rights set forth in this Section 3.3(b).

[Limited Liability Company Agreement of OPM Green Energy, LLC]

(ii) Upon receipt of the Disposition Notice, each Applicable ROFO Rightholder shall have the right to purchase the Applicable Offered Units in accordance with the procedures set forth in Section 3.3(b)(iv). Notwithstanding the foregoing, the Applicable ROFO Rightholders may only exercise their right to purchase the Offered Units if, after giving effect to all elections made under this Section 3.3(b), no less than all of the Offered Units will be purchased by the Applicable ROFO Rightholders.

(iii) Reserved.

(iv) Following delivery of the Disposition Notice, the Applicable ROFO Rightholders shall have the right to purchase the Applicable Offered Units. For a period of 30 days (or in the case of a Drag-Along Sale, five (5) days) following the delivery of the Disposition Notice (such period, the “ROFO Rightholder Option Period”), each Applicable ROFO Rightholder shall have the right to elect irrevocably to purchase all or none of its ROFO Portion of the Applicable Offered Units by delivering a written notice to the Company and the Disposing Member (a “Member ROFO Exercise Notice”) specifying its desire to purchase its ROFO Portion of the Applicable Offered Units, on the terms and respective purchase prices set forth in the Disposition Notice. In addition, each Applicable ROFO Rightholder shall include in its Member ROFO Exercise Notice the number of remaining Applicable Offered Units that it wishes to purchase if any other Applicable ROFO Rightholders do not exercise their rights to purchase their entire ROFO Portions of the Applicable Offered Units. Any Member ROFO Exercise Notice shall be binding upon delivery and irrevocable by the Applicable ROFO Rightholder.

(v) The failure of any Applicable ROFO Rightholder to deliver a Member ROFO Exercise Notice by the end of the ROFO Rightholder Option Period shall constitute a waiver of their respective rights of first offer under this Section 3.3(b) with respect to such Disposition of Offered Units, but shall not affect their respective rights with respect to any future Dispositions.

(vi) Upon the expiration of the ROFO Rightholder Option Period, the Applicable Offered Units shall be allocated for purchase among the Applicable ROFO Rightholders as follows:

(A) First, to each Applicable ROFO Rightholder having elected to purchase its entire ROFO Portion of such Units, such Applicable ROFO Rightholder’s ROFO Portion of such Units; and,

(B) Second, the balance, if any, not allocated under clause (A) above, shall be allocated to those Applicable ROFO Rightholders who set forth in their Member ROFO Exercise Notices a number of Applicable Offered Units that exceeded their respective ROFO Portions (the “Purchasing Rightholders”), in an amount, with respect to each such Purchasing Rightholder, that is equal to the lesser of:

(1) the number of Applicable Offered Units that such Purchasing Rightholder elected to purchase in excess of its ROFO Portion; or

[Limited Liability Company Agreement of OPM Green Energy, LLC]

(2) the product of (x) the number of Applicable Offered Units not allocated under clause (A), multiplied by (y) a fraction, the numerator of which is the offered number of Applicable Offered Units that such Purchasing Rightholder elected to purchase in excess of its ROFO Portion, and the denominator of which is the aggregate number of Applicable Offered Units that all Purchasing Rightholders elected to purchase in excess of their respective ROFO Portion.

The process described in clause (ii) shall be repeated until no Offered Units remain or until such time as all Purchasing Rightholders have been permitted to purchase all Applicable Offered Units that they desire to purchase.

(vii) In the event that the Applicable ROFO Rightholders shall have, in the aggregate, exercised their respective rights to purchase all and not less than all of the Offered Units, then the Disposing Member shall sell such Offered Units to the Applicable ROFO Rightholders, and the ROFO Rightholders shall purchase such Offered Units, as allocated in accordance with the foregoing, within 60 days following the delivery of the Disposition Notice (which period may be extended for a reasonable time not to exceed 90 days to the extent reasonably necessary to obtain required approvals or consents from any governmental authority); provided that (A) if the consideration set forth in the Disposition Notice is cash consideration, the consideration will be payable in cash unless the Disposing Member agrees to accept non-cash consideration for all or any part of the consideration and (B) if the consideration set forth in the Disposition Notice is non-cash consideration, the consideration may be paid in cash with an equivalent value to such non-cash consideration as determined by the Manager. Each Disposing Member and Applicable ROFO Rightholders shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 3.3(b)(vii), including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate. At the closing of any sale and purchase pursuant to this Section 3.3(b)(vii), the Disposing Member shall deliver to the participating Applicable ROFO Rightholders certificates (if any) representing the Offered Units to be sold, free and clear of any liens or encumbrances (other than those contained in this Agreement), accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from such Applicable ROFO Rightholders by certified or official bank check or by wire transfer of immediately available funds.

(viii) In the event that the Applicable ROFO Rightholders shall not have collectively elected to purchase all of the Offered Units within 30 days (or in the case of a Drag-Along Sale, five (5) business days) following the delivery of the Disposition Notice, then, the Disposing Member may Dispose of all of such Offered Units, at a price per Applicable Offered Unit not less than specified in the Disposition Notice and on other terms and conditions which are not materially more favorable in the aggregate to the proposed purchaser than those specified in the Disposition Notice, but only to the extent that such Disposition occurs within 180 days after expiration of the ROFO Rightholder Option Period (or in the case of a Drag-Along Sale, pursuant to Section 3.3(c)). Any Offered Units not Disposed of within such 180-day period will be subject to the provisions of this Section 3.3(b) upon subsequent Disposition. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Members agree that in the case of a Drag-Along Sale, if the Applicable ROFO Rightholders have not collectively elected to purchase all of the Offered Units within 5 days following the delivery of the Disposition Notice, the Drag-Along Sale may proceed pursuant to the terms of Section 3.3(c) and no other requirements of this Section 3.3(b) shall apply.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

(c)	Drag-Along Rights.

(i) If the Members holding a Required Interest (the “Dragging Members”) elect to Dispose of all of their Units to any Person other than a Person to which a Permitted Disposition may be made, or cause a sale of substantially all of the assets of the Company then the Dragging Members will, after complying with the obligations set forth in Section 3.3(b), have the right to elect that all Members (the “Drag-Along Members”) Dispose of all of their Units on the same terms and conditions set forth in the Disposition Notice (a “Drag-Along Sale”) by delivering notice (a “Drag-Along Notice”) to the Drag-Along Members not later than 20 days prior to the closing of such Disposition. The Drag-Along Notice shall provide the anticipated closing date for the Drag-Along Sale and must set forth the consideration, terms and conditions of the Drag-Along Sale. Each Member agrees that, with respect to a Drag-Along Sale:

(A)	if such transaction requires approval of the Members, to (1) vote (in person, by proxy or by action by written consent, as applicable) all Units that any such Member owns or over which such Member otherwise exercises voting power in favor of such Drag-Along Sale and (2) vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Members or the Company to consummate such Drag-Along Sale;

(B)	if such transaction is a Disposition of Units, to sell all Units beneficially held by such Member (free and clear of any impermissible encumbrances) to the Person to whom the Dragging Members propose to sell their Units, and on the same terms and conditions as the Dragging Members;

(C)	to execute and deliver all related documentation and take such other action in support of the Drag-Along Sale as shall reasonably be requested by the Dragging Members or the Company in order to carry out the terms and provision of this Section 3.3(c), including delivering to the Dragging Members such instrument of transfer as is sufficient at law to assign and transfer such Units and executing any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, filing and any similar or related documents;

(D)	not to deposit, and to cause its Affiliates not to deposit, except as provided in this Agreement, any Units owned by such Member in a voting trust or subject any Units to any arrangement or agreement with respect to the voting of such Units, unless specifically requested to do so by the proposed acquirer in connection with the Drag-Along Sale;

(E)	to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Drag-Along Sale; and

(F)	if such transaction includes the sale, contribution, exchange, redemption, cancellation or other disposition of securities convertible into or exchangeable for Units, or options, warrants or other rights to purchase such equity securities, each Member holding such securities shall sell, contribute, exchange, redeem, cancel or otherwise dispose of such securities or options, warrants or other rights on the terms and conditions approved by the Dragging Members.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

(ii) If, within 90 days after delivery to the Drag-Along Members of a Drag-Along Notice (which 90-day period will be extended if any of the transactions contemplated by the Drag-Along Sale are subject to regulatory approval until the expiration of 10 days after all such approvals have been received, but in no event later than 120 days following delivery to the Drag-Along Members of the Drag-Along Notice), the Drag-Along Sale has not been consummated on substantially the same terms and conditions set forth in the Disposition Notice, the Dragging Members will not conduct any Disposition of its Units without again complying with Section 3.3.

(iii) Concurrently with the consummation of a Drag-Along Sale, the Dragging Members will (A) notify the Drag-Along Members of the closing of such sale, (B) remit to each Drag-Along Member the total consideration for the Units held by such Drag-Along Member, and (C) promptly after the consummation of the Drag-Along Sale furnish such other evidence of the consummation, including the date thereof, and the terms of the Disposition as may be reasonably requested by the Drag-Along Members.

(iv) Upon the consummation of a Drag-Along Sale, all of the Members will receive the same form of consideration. The consideration to be paid to the Members in a Drag-Along Sale shall be allocated among the Members in the same proportion as the proceeds, if any, such Members would have received if all of the assets of the Company were sold for the aggregate consideration to be paid to the Members in a Drag-Along Sale and the Company were then liquidated in accordance with this Agreement.

(v) Each Drag-Along Member shall execute the applicable purchase agreement, if applicable, and make or provide the same representations, warranties, covenants, indemnities, and agreements (including with respect to any escrow, holdback or similar arrangement) as the Dragging Members make or provide in connection with the Drag-Along Sale; provided, that each Drag-Along Member shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Units, authorization, execution, and delivery of relevant documents, enforceability of such documents against the Drag-Along Member, and other matters relating to such Drag-Along Member, but not with respect to any of the foregoing with respect to any other Members or their Units; provided, further, that all representations, warranties, covenants, and indemnities shall be made by the Dragging Members and each Drag-Along Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Dragging Members and each Drag-Along Member, in each case in an amount not to exceed the aggregate proceeds received by the Dragging Members and each such Drag-Along Member in connection with the Drag-Along Sale.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

(d) Admission of Assignee as a Member. Any Person that acquires any Units through a Disposition has the right to be admitted to the Company as a Member only (i) if such Disposition is effected in strict compliance with this Section 3.3 and (ii) in the case of any Disposition other than a Permitted Disposition to an Affiliate controlled by the Disposing Member or a Disposition made pursuant to Section 3.3(c), if such admission as a Member is approved by the Manager. Any Person that acquires any Units through a Permitted Disposition to an Affiliate controlled by the Disposing Member or a Disposition made pursuant to Section 3.3(c), in each case in strict compliance with this Section 3.3, shall automatically be admitted as a Member. The Manager shall amend Exhibit A to reflect any admission of an assignee as a Member as permitted by this Section 3.3, which amendment shall not require the consent of any Member.

(e) Requirements Applicable to Dispositions and Admissions. In addition to the requirements set forth in Sections 3.3(a) through 3.3(d), any Disposition of any Units (other than pursuant to Section 3.6 or Article XII) and any admission of an assignee as a Member will also be subject to the following requirements, and such Disposition (and admission, if applicable) will not be effective unless such requirements are complied with; provided, however, that the Manager, in its sole and absolute discretion, may waive any of the following requirements:

(i) The following documents must be delivered to the Company and must be reasonably satisfactory, in form and substance, to the Manager:

(A) A copy of the instrument pursuant to which the Disposition is effected.

(B) An instrument, executed by the Members making the Disposition and their assignee(s), containing the following information and agreements, to the extent they are not contained in the instrument described in the foregoing subsection (A): (1) the notice address of the assignee(s); (2) the portion of the Units to be held after the Disposition by the Members making the Disposition and their assignee(s); (3) the assignee(s)’s ratification of this Agreement and agreement to be bound by it, and affirmation that any representations and warranties of the assignee(s) that are required by the Company, in its reasonable discretion, are true and correct (which agreement shall include the assignee(s)’ notice address for purposes of Section 14.2); and (4) representations and warranties by the Members making the Disposition and their assignee(s) that the Disposition and admission are being made in accordance with all laws and all transfer requirements under this Section 3.3.

(C) Unless the Units subject to the Disposition are registered under the Securities Act and any applicable state securities laws, a favorable opinion of legal counsel reasonably acceptable to the Manager, to the effect that the Disposition and admission are being made pursuant to a valid exemption from registration under those laws and in accordance with those laws.

(D) An opinion of tax counsel reasonably acceptable to the Manager that such Disposition will not, alone or in combination with any earlier or scheduled transactions, cause the Company to cease to be a partnership for federal income tax purposes. To the extent an acceptable tax opinion is not provided, the Disposing Member may instead provide a full indemnification (on an after tax basis) reasonably acceptable to the Manager indemnifying the members not disposing of their Units (the “Non-Disposing Members”) and their Affiliates against any adverse tax consequences of such Disposition having an effect described in such clause, including any interest, penalties and reasonable costs.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

(ii) The Disposing Member and its assignee(s) will pay, or reimburse the Company and the Non-Disposing Members for, all reasonable costs and expenses incurred by the Company and the Non-Disposing Members in connection with the Disposition and admission, including the reasonable legal fees incurred in connection with the legal opinions referred to in the foregoing subsection (i), on or before the tenth day after the receipt by that Person of an invoice for the amount due.

(iii) No Disposition of Units will effect a release of the Disposing Member from any liabilities to the Company or the other Members incurred prior to the effective date of such Disposition.

(iv) The Disposition will not result in a default under, breach of any material obligation contained in, or cause the failure of a material condition contained in, any material agreement to which the Company is a party, unless a consent to or waiver of such default, breach or failure of condition has been obtained from the other party or parties to such agreement.

(f) Assignee Rights. A Disposition made in conformance with Section 3.3 shall be effective as of the date of the Disposition and shall be shown on the books and records of the Company. All items of income, gain, loss, deduction and credit shall be allocated between the Disposing Member and the assignee according to Section 706 of the Code. Distributions with respect to Units Disposed in a Disposition made before the effective date of such Disposition shall be paid to the Disposing Member, and distributions with respect to Units Disposed in a Disposition made after such date shall be paid to the assignee. Unless and until a Person that acquires Units through a Disposition becomes a Member in accordance with Section 3.3(d), such Person shall not be entitled to any of the rights granted to a Member hereunder or under applicable law, other than the rights granted specifically to assignees pursuant to this Section 3.3(f) and to have the other rights granted to assignees as required by the TBOC; provided that, without relieving any Disposing Member from any such limitations or obligations and as more fully described in Section 3.3(g), such Person shall be bound by any limitations and obligations of a Member contained herein by which a Member would be bound on account of the ownership of Units (including the obligation, if any, to make and return Capital Contributions on account of such Units or to Dispose of such Units pursuant to Section 3.3(c), Section 3.6 or Article XII).

(g) Disposing Member’s Rights and Obligations. Any Member who shall Dispose of any Units or any portion of Membership Interests shall cease to be a Member with respect to such Units or portion of Membership Interests and shall no longer have any rights or privileges with respect to such Units or portion of Membership Interests. Unless and until the assignee is admitted as a Member in accordance with the provisions of this Section 3.3 (the “Admission Date”), (i) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units or portion of Membership Interests, including the obligation (together with its assignee pursuant to Section 3.3(f)) to make and return Capital Contributions on account of such Units or portion of Membership Interests pursuant to the terms of this Agreement and (ii) the Manager may, in its sole discretion, reinstate all or any portion of the rights and privileges of such assigning Member with respect to such Units or portion of Membership Interests for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Person who Disposes of any such Units or portion of Membership Interests from any liability of such Person to the Company or the Members with respect to such Units or portion of Membership Interests that may exist on the Admission Date or that is otherwise specified in the TBOC and incorporated into this Agreement or for any liability to the Company or any other Person or for any breaches of any representations, warranties or covenants by such Person (in its capacity as a holder of Membership Interests or any portion thereof) contained herein or in the other agreements with the Company.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

3.4 Admission of New Members. Subject to Sections 3.9 and 4.2, additional Persons may be admitted to the Company as Members and Units may be issued to those Persons upon obtaining with the unanimous, written approval of the (i) Manager, (ii) Mabert, LLC, and (iii) Greenway Technologies, Inc. (“GWTI”). An admission of a new Member is effective only after the new Member has executed a ratification of this Agreement and an agreement to be bound by it, and affirmation that that any representations and warranties of the new Member that are required by the Company, in its reasonable discretion, are true and correct (which agreement shall include the new Member’s notice address for purposes of Section 14.2). The Manager shall amend Exhibit A and the relevant provisions of this Agreement to reflect any admission of a new Member and the issuance of additional Units, which amendment shall not require the consent of any Member.

3.5 Interests in a Member. Without the consent of the Manager, a Member that is not a natural person may not cause or permit an interest, direct or indirect, in itself to be Disposed of such that, after the Disposition, such Member shall cease to be controlled by substantially the same Persons who control it as of the date of its admission to the Company. On any breach of the provisions of the preceding sentence, the Company shall have the option to buy, and on exercise of that option the breaching Member shall sell, the breaching Member’s Membership Interest, all in accordance with Article XII as if there had been a Purchase Event with respect to the Membership Interest held by such Member.

3.6 Transfer upon Termination of Marital Relationship. The interest in the Company of each Person (a) who was married to a Member and who acquired his or her interest in the Company as a result of a divorce, marital dissolution or agreement relating thereto or pursuant to a partition or similar agreement or (b) who acquired his, her or its interest in the Company as a beneficiary or distributee of the assets of any deceased Person (whether pursuant to a will, intestate succession or otherwise) who was married to a Member (a “Deceased Spouse”) and who was not already a Member immediately prior to such distribution or bequest, is subject to an option to purchase (the “Marital Option”) in favor of the Member from whom the interest was acquired with respect to any acquisition described in the preceding clause (a) hereof or the Member who was married to the Deceased Spouse immediately prior to the death of the Deceased Spouse with respect to any acquisition further described in the preceding clause (b) hereof (either the “Member Spouse”). Upon the exercise of a Marital Option, the Person who owns the interest in the Company subject to the Marital Option (the “Non-Member Spouse”) must sell the interest in the Company at the price and on the other terms and conditions agreed upon by the Non-Member Spouse and the Member Spouse. If the purchase of an interest in the Company is not completed (whether by reason of a failure to exercise the Marital Option or to agree upon price, terms or conditions or any other reason) within 60 calendar days after the Marital Option becomes exercisable, the failure will constitute a Purchase Event (as defined in Section 12.1(a)) with regard to the interest in the Company covered by that Marital Option, and the provisions of Article XII will apply, provided that in no event will the Non-Member Spouse who owns the interest subject to the Marital Option have any right to purchase the interest in the Company of any Person.

3.7 Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.

3.8 Lack of Authority. No Member, in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company.

3.9 Units. General. The Membership Interests of the Members shall be represented by Units, which may be divided into one or more types, classes or series, with each type or class or series having the rights and privileges, including voting rights, if any, set forth in this Agreement. A Membership Interest shall for all purposes be personal property. No Member has any interest in specific assets or property of the Company. Ownership of a Unit (or fraction thereof) shall not entitle a Member to call for a partition or division of any asset or property of the Company or for any accounting.

(a) Authorized Units. The Company may issue up to 1,000 Units in accordance with this Agreement, or such greater number of Units as unanimously approved in writing by the (i) Manager, (ii) Mabert, LLC, and (iii) GWTI. The Company may issue fractional Units. The Company shall maintain a schedule of all Members from time to time with the Units held by them (as the same may be amended, modified or supplemented from time to time in accordance with the terms of this Agreement), a copy of which as of the Effective Date is attached hereto as Exhibit A.

(b) Voting. Subject to Article VII, the holders of Units shall vote together as a single class; provided that the holders of Profit Units that are Profit Unit Members may not vote such Profit Units on any matters except as expressly set forth herein or as required by non-waivable provisions of the TBOC.

(c) Uncertified Units. Units shall be recorded in book-entry form and no Member shall have the right to demand that the Company produce and/or deliver certificates representing such Units.

3.10 Profits Interests.

(a) All Profit Units are anticipated to be “profits interests” (within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343 (1993))) for U.S. federal income tax purposes with the recipient’s participation limited to the income and asset appreciation of the Company arising after the date of issuance of any such Profit Units. Additional Profit Units may be issued as determined by the Manager and shall be issued pursuant to a Unit Award Agreement.

(b) All Profit Units will be subject in all respects to the terms of any applicable award agreement entered into in connection with the grant or issuance of such Profit Units, including, without limitation, provisions in any applicable award agreement providing for vesting, forfeiture and repurchase with respect to the Profit Units.

(c) Immediately upon receipt of Profit Units, the Member will have no initial Capital Account balance and the Profit Units received shall not entitle such Person to any portion of the capital of the Company at the time of such Person’s admission to the Company as a Member, such that if the Company’s assets were sold at Fair Market Value immediately after the grant to such Member of Profit Units and the proceeds distributed in complete liquidation of the Company, the Profit Units so received would entitle such Member to receive no share of those proceeds. In connection with any issuance of Profit Units, the Capital Accounts of the then existing Members shall be adjusted to reflect the Liquidation Value.

(d) Upon the issuance of any Profit Units, the Company shall specify the “Participation Threshold” applicable to such Profit Units. The Participation Threshold for Profit Units shall mean an amount equal to the Liquidation Value of the Company as of the date of issuance; provided, however, the Participation Threshold shall not be less than zero dollars ($0). The grant of Profit Units that is intended to constitute a profits interest to a Member is intended to comply with Rev. Proc. 93-27, 1993-2 CB 343 (1993) and Rev. Proc. 2001-43, 2001-2 CB 191 (2001) and shall be interpreted consistently therewith.

(e) In connection with the issuance of any Profit Units, the Manager is hereby authorized and directed to elect to apply the safe harbor set forth in Proposed Treasury Regulation § 1.83-3(1) (under which the Fair Market Value of such Profit Units that are granted in connection with the performance of services is treated as being equal to the Liquidation Value of that interest) and to file a “liquidation value” election pursuant to Section 83(b) of the Code with respect to the Profit Units (pursuant to Treasury Notice 2005-43 and any succeeding guidance or authority issued by the Internal Revenue Service with respect thereto).

[Limited Liability Company Agreement of OPM Green Energy, LLC]

ARTICLE IV
CAPITAL CONTRIBUTIONS

4.1 Initial Contributions. Upon the execution of this Agreement, each Member has contributed cash and other property reflected in the books and records of the Company with respect to such Member and shall receive the number of Units set forth opposite such Member’s name on Exhibit A. The initial Sharing Ratios of the Members are set forth on Exhibit A.

4.2 Additional Contributions. If at any time after the Effective Date, the Manager determines to raise capital in excess of the Capital Contributions described in Section 4.1 to properly carry out or further the business of the Company, the Manager shall have the right to raise such additional capital and, to the extent the Person(s) investing such capital are not already Members but subject to the provisions of Sections 3.4, 3.9 and 6.1(b), to admit such Person(s) as Additional Members. No Member shall have any obligation to make any additional Capital Contributions without its consent.

4.3 Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

4.4 Advances by Members. If the Company does not have sufficient cash to pay its obligations, any Member(s) that may agree to do so with the consent of the Manager may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section 4.4 shall constitute a loan from the Member to the Company, bear interest at the General Interest Rate from the date of the advance until the date of payment, and is not a Capital Contribution.

4.5 No Deficit Restoration Obligation. A Member is not required to contribute or lend any cash or property to the Company to enable the Company to return any other Member’s Capital Contributions or to make any distribution to any other Member, even if such first Member has a deficit balance in its Capital Account.

ARTICLE V
ALLOCATIONS AND DISTRIBUTIONS

5.1 Distributions.

(a) From time to time the Manager shall determine to what extent (if any) the Company’s cash on hand exceeds its current and anticipated needs, including for operating expenses, debt service and a reasonable contingency reserve. If the Manager determines that such an excess exists, the Manager may, in its discretion, cause the Company to distribute such excess to all Members pro rata in proportion to their relative Sharing Ratios; provided, however, that 100% of any distributable cash obtained by the Company as a result of the sale of any property or assets leased to the Company under the Lease Agreement, dated as of July 22, 2019, by and between Mabert, LLC and the Company, shall, first, be distributed to Mabert, LLC until Mabert, LLC has received an amount equal to its Capital Contributions and, then, shall be distributed to all Members pro rata in proportion to their relative Sharing Ratios; provided, further, that any Unvested Units shall not be taken into account when determining the relative Sharing Ratios for purposes of this Section 5.1(a). Notwithstanding the foregoing provisions of this Section 5.1(a), a holder of Profit Units shall begin to share in distributions pursuant to this Section 5.1(a) in respect of such Profit Units only from and after the point at which the aggregate amount of distributions pursuant to this Section 5.1(a) with respect to all Units (other than Unvested Units) that were outstanding immediately prior to the issuance of such Profit Units is equal to the Participation Threshold for such Profit Units, increased by any additional Capital Contributions made after the issuance of such Profit Units. Any amounts not distributed with respect to any Profit Units based on a Participation Threshold limitation shall be reallocated to the other Members not subject to such limitation as if such Profit Units had not been issued, all as determined and interpreted in good faith by the Manager.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

(b) From time to time the Manager shall determine to what extent (if any) the Company’s cash on hand exceeds its current and anticipated needs, including for operating expenses, debt service and a reasonable contingency reserve. If the Manager determines that such an excess exists, the Manager may, in its discretion, cause the Company to distribute such excess to all Members pro rata in proportion to their relative Sharing Ratios.

(c) Prior to the application of Section 5.1(a), provided that funds are available therefor and except as otherwise prohibited by law, excess cash of the Company may be distributed to each Member to provide such Member with cash to pay all or any portion of such Member’s Hypothetical Tax Liability after taking into consideration the cumulative aggregate distributions previously made to such Member pursuant to this Section 5.1(b) since the date of this Agreement and pursuant to Section 5.1(a) as of the first day of the applicable Adjustment Period (the “Tax Distributions”). Tax Distributions may be made on an annual or other basis in a manner reasonably determined by the Manager to enable the Members to satisfy both estimated and final tax payment requirements. To the extent any Tax Distribution is made to a Member pursuant to this Section 5.1(b), the future distributions to such Member pursuant to Section 5.1(a) or Section 13.2(d) shall be reduced by the amount of any prior Tax Distributions pursuant to this Section 5.1(b) until the amount of aggregate distributions received by such Member are equal to the amount such Member would have received had this Section 5.1(b) not been in effect.

(d) Notwithstanding anything to the contrary contained herein, the Members hereby acknowledge and agree that the Company’s ability to make any distributions to its Members may be subject to restrictions under applicable law and/or the satisfaction of certain covenants and approvals pursuant to loans with third parties and/or associated security agreements or mortgages to which the Company is a party or by which its assets may be bound and that the distributions due to the Members pursuant to this Agreement may be prohibited by such applicable law, loans and/or security agreements.

5.2 Allocations of Net Profits and Net Losses. General Profit and Loss Allocations.

(a) For each Fiscal Year (or portion thereof), except as otherwise provided in this Agreement, Net Profits and Net Losses (and, to the extent necessary, individual items of income, gain, loss or deduction) of the Company shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Sections 5.2(b) and 5.2(c), the Capital Account balance of each Member, immediately after making such allocations, is, as nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 13.2(d) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 13.2 (d), to the Members immediately after making such allocations, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b) Special Allocations. Notwithstanding any other provisions of this Section 5.2, the following special allocations shall be made for each taxable period:

(i) Notwithstanding any other provision of this Section 5.2, if there is a net decrease in Minimum Gain during any taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), (g)(2) and (j)(2)(i). For purposes of this Section 5.2(b), each Member’s Capital Account shall be determined and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.2 with respect to such taxable period. This Section 5.2(b)(i) is intended to comply with the partnership minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

(ii) Notwithstanding the other provisions of this Section 5.2 (other than (i) above), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Section 1.704-2(i)(4) and (j)(2)(ii). For purposes of this Section 5.2(b) each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.2, other than Section 5.2(b)(i) above, with respect to such taxable period. This Section 5.2(b)(ii) is intended to comply with the partnership nonrecourse debt minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Except as provided in Sections 5.2(b)(i) and 5.2(b)(ii) above, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Sections 5.2(b)(i) and 5.2(b)(ii).

(iv) In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any taxable period, such Member shall be specially allocated items of Company income or gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 5.2(b)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 5.2(b) have been tentatively made as if this Section 5.2(b) were not in this Agreement.

(v) Nonrecourse Deductions for any taxable period shall be allocated to the Members in proportion to the last allocation of Net Profits or Net Losses allocated pursuant to Section 5.2(a) for such period.

(vi) Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704 2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(vii) To the extent an adjustment to the tax basis of any Company asset pursuant to section 734(b) or 743(b) of the Code is required, pursuant to section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Adjusted Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

(viii) No amount of loss or deduction shall be allocated pursuant to Section 5.2 to the extent that such allocation would cause any Member to have a deficit balance in its Adjusted Capital Account at the end of such period (or increase any existing deficit balance in its Adjusted Capital Account). All loss and deductions in excess of the limitation set forth in the preceding sentence shall be allocated among such other Members, who have positive Adjusted Capital Account balances, in proportion to their respective Membership Interests until each Member’s Adjusted Capital Account balance is reduced to zero.

(c) Curative Allocation. The allocations set forth in Section 5.2(b) (other than Section 5.2(b)(vii)) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.2(c). Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the Board shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement. In exercising its discretion under this Section 5.2(c), the Board shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

(d) Profits Interests. Notwithstanding any other provisions of this Agreement, all outstanding Unvested Units shall be treated as Vested Units for purposes of allocating Net Profits and Net Losses pursuant to this Section 5.2 (including for the purposes of determining amounts distributable to the Members in the case of any hypothetical distribution or liquidation).

5.3 Income Tax Allocations.

(a) Except as provided in this Section 5.3, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under Section 5.2.

(b) The Members recognize that there may be a difference between the Gross Asset Value of a Company asset and the asset’s adjusted tax basis at the time of the property’s contribution or revaluation pursuant to this Agreement. In such a case, all items of tax depreciation, cost recovery, amortization, and gain or loss with respect to such asset shall be allocated among the Members to take into account the disparities between the Gross Asset Values and the adjusted tax basis with respect to such properties in accordance with the provisions of sections 704(b) and 704(c) of the Code and the Treasury Regulations under those sections; provided, however, that any tax items not required to be allocated under sections 704(b) or 704(c) of the Code shall be allocated in the same manner as such gain or loss would be allocated for book purposes under Section 5.2. The Manager shall choose an allocation method permitted by the Treasury Regulations and make any elections or other decisions relating to such allocations.

(c) All items of income, gain, loss, deduction and credit allocated to the Members in accordance with the provisions hereof and basis allocations recognized by the Company for federal income tax purposes shall be determined without regard to any election under Section 754 of the Code which may be made by the Company; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account the adjustments permitted by sections 734 and 743 of the Code.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

(d) If any deductions for depreciation, cost recovery or depletion are recaptured as ordinary income upon the sale or other disposition of Company properties, the ordinary income character of the gain from such sale or disposition shall be allocated among the Members in the same ratio as the deductions giving rise to such ordinary income character were allocated.

5.4 Allocations Upon Transfer. All items of income, gain, loss, deduction and credit allocable to Units that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as the owner of such Units, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the regulations thereunder. If any Units are Disposed of or redeemed in compliance with the provisions of this Agreement, all distributions with respect to which the record date is before the date of such Disposition or redemption shall be made to the Disposing Member, and all distributions with respect to which the record date is after the date of such Disposition, in the case of a Disposition other than a redemption, shall be made to the transferee.

5.5 Capital Accounts. A separate capital account (“Capital Account”) shall be maintained for each Member, as follows:

(a) There shall be credited to each Member’s Capital Account the amount of any cash actually contributed by such Member to the capital of the Company (or deemed contributed pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(c)), the Gross Asset Value of any property contributed by such Member to the capital of the Company (net of any liabilities secured by such property that the Company is considered to assume or to take subject to under Code Section 752) and such Member’s share of the Net Profit (and all items thereof) of the Company and any items of net income or gain specially allocated to the member in accordance with Section 5.2 (b) or (c) There shall be charged against each Member’s Capital Account the amount of all cash distributed to such Member by the Company (or deemed distributed pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(c)), the Gross Asset Value of any property distributed to such Member by the Company (net of any liability secured by such property that the Member is considered to assume or take subject to under Code Section 752) and such Member’s share of the Net Loss or items of expenses, education or loss specially allocated to the member in accordance with Section 5.2 (b) or (c). Company Nonrecourse Deductions and Member Nonrecourse Deductions (and all items thereof) of the Company.

(b) If the Company at any time distributes any of its assets in kind to any Member, the Capital Account of each Member shall be adjusted to account for that Member’s allocable share (as determined under Section 5.2) of the Net Profit or Net Loss that would have been realized by the Company had it sold the assets that were distributed at their respective Gross Asset Values immediately prior to their distribution.

(c) Any adjustments to the tax basis (or Gross Asset Value) of Company property under Code Sections 732, 734 or 743 will be reflected as adjustments to the Capital Accounts of the Members, only in the manner and to the extent provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

[Limited Liability Company Agreement of OPM Green Energy, LLC]

(d) Upon the decision of the Manager, the Capital Accounts of the Members shall be adjusted to reflect a revaluation of Company property to its Gross Asset Value on the date of adjustment upon the occurrence of any of the following events:

(i) An increase in any new or existing Member’s Membership Interest resulting from the contribution of money or property by such Member to the Company,

(ii) Any reduction in a Member’s Membership Interest resulting from a distribution to such Member in redemption of all or part of its Membership Interest, unless such distribution is pro rata to all Members in accordance with their respective allocable shares of Company property, and

(iii) Whenever otherwise allowed under Treasury Regulations Section 1.704-1(b)(2)(iv)(f).

The adjustments to Capital Accounts shall reflect the manner in which the unrealized Net Profit or Net Loss (and items in the nature of income and loss) inherent in the property would be allocated (as determined under Section 5.2) if there were a disposition of the Company’s property at its Gross Asset Value on the date of adjustment.

(e) For purposes of Section 5.2, a Member’s Capital Account shall be reduced by the net adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) which as of the end of the Company’s taxable year are reasonably expected to be made to such Member, and shall be increased by the sum of (i) any amount which the Member is required to restore to the Company upon liquidation of its Membership Interest in the Company (or which is so treated pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c)) pursuant to the terms of this Agreement or under state law, (ii) the Member’s share (as determined under Treasury Regulations Section 1.704-2(g)(1)) of the Company Minimum Gain, (iii) the Member’s share (as determined under Treasury Regulations Section 1.704-2(i)(5)) of Member Nonrecourse Debt Minimum Gain and (iv) the Member’s share (as determined under Section 752 of the Code) of any recourse indebtedness of the Company to the extent that such indebtedness could not be repaid out of the Company’s assets if all of the Company’s assets were sold at their respective Gross Asset Values as of the end of the Adjustment Period and the proceeds from the sales were used to pay the Company’s liabilities. For the purposes of clause (iv) above, the amounts computed pursuant to clause (i) above for each Member shall be considered to be proceeds from the sale of the assets of the Company to the extent such amounts would be available to satisfy (directly or indirectly) the indebtedness specified in clause (iv).

(f) It is the intention of the Members that the Capital Accounts of the Company be maintained strictly in accordance with the Capital Account maintenance requirements of Treasury Regulations Section 1.704-1(b). The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such regulations and any amendment or successor provision thereto.

(g) A deficit in a Member’s Capital Account shall not be considered an asset of the Company.

5.6 Amendments for Changes in Income Tax Regulations. It is intended that the allocations in this Article V effect an allocation for federal income tax purposes in a manner consistent with Sections 704 and 706 of the Code and comply with any limitations or restrictions therein. The Manager shall have complete discretion to make the allocations pursuant to this Article V and the allocations and adjustments to Capital Accounts in any manner consistent with Sections 704 and 706 of the Code.

5.7 Consent to Allocations. Each Member as a condition of becoming a Member expressly consents to the foregoing allocations as set forth in this Article V.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

5.8 Withholding.

(a) Notwithstanding any other provision of this Agreement to the contrary, the Manager is authorized to take any action that the Manager determines to be necessary or appropriate to cause the Company to comply with any foreign or U.S. federal, state or local withholding or deduction requirement in respect of any allocation, payment or distribution by the Company to any Member or other Person. Any withholdings authorized by this Section 5.8 shall be made at the applicable statutory rate under the applicable tax law unless the Manager shall have received an opinion of counsel or other evidence satisfactory to the Manager to the effect that a lower rate is applicable, or that no withholding is applicable.

(b) To the extent that the aggregate of such payments to a Member for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a loan from the Company to such Member. Such loan shall bear interest (which interest shall be treated as an item of income to the Company) at the General Interest Rate until discharged by such Member by repayment, including repayments out of distributions to which such Member would otherwise be subsequently entitled.

(c) The Company may (but shall not be required to), where permitted by the rules of any taxing authority, file a composite, combined or aggregate tax return reflecting the income of the Company and pay the tax, interest and penalties of some or all of the Members on such income to the taxing authority, in which case the Company shall inform the Members of the amount of such tax, interest and penalties so paid.

(d) Each Member shall provide such identifying numbers and other certificates as are requested by the Company to enable it to comply with any tax reporting or withholding requirement under the Code or any applicable state, local or foreign tax law. Notwithstanding the foregoing provisions of this Section 5.8, the Manager shall have no liability to the Company or any Member for failure to request or obtain such information from any Member, or to withhold in respect of any Member who has not furnished such information to the Manager.

ARTICLE VI
MANAGEMENT

6.1 Management by Manager.

(a) Generally. Except as expressly provided herein, the Manager shall have the exclusive authority to manage the business and affairs of the Company and its subsidiaries; provided, however, that the Manager shall not undertake any action or cause the Company to undertake any action in contravention of the TBOC or this Agreement. The Manager shall devote such time to the affairs of the Company as the Manager, in its sole discretion, deems appropriate. The actions of the Manager taking in accordance with the provisions of this Agreement shall bind the Company. No Member of the Company, in its capacity as such, shall have any authority or right to act on behalf of or bind the Company, unless otherwise provided herein or unless specifically authorized by the Manager pursuant to a duly adopted resolution expressly authorizing such action. The validity of any transaction, agreement or payment involving the Company and any Affiliate of the Manager permitted by the terms of this Agreement shall not be affected by reason of the relationship between the Manager and such Affiliate.

(b) Major Decisions. Notwithstanding anything to the contrary in this Agreement, the Manager may not take, approve or consent to any of the following actions without the consent or approval of the Members holding a Required Interest:

(i) redeem or repurchase Units, unless such redemption or repurchase is being made pursuant to Article XII;

[Limited Liability Company Agreement of OPM Green Energy, LLC]

(ii) (A) liquidate, dissolve or wind-up the business and affairs of the Company, or (B) effect any merger, acquisition, consolidation or other business combination involving the Company;

(iii) license, sell, assign, transfer, abandon or otherwise dispose of all or substantially all of the assets, properties or goodwill of the Company outside the ordinary course of business;

(iv) increase the total number of Units that may be issued by the Company; and

(v) authorize or approve, or enter into an agreement to take, any of the actions described above in this Section 6.1(b).

6.2 Appointment. The Manager of the Company as of the Effective Date shall be Kevin Jones. The Manager need not be a resident of or have a place of business in the State of Texas. The Manager does not need be a Member. The Manager cannot be removed or replaced (with or without cause) except by a vote of all of the Members; provided, however, that upon the death of the Manager, then the Members holding a Required Interest shall have the right to appoint a replacement Manager.

6.3 Resignation. The Manager may resign at any time by delivering written notice to the Company. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Upon the Manager’s resignation, Members holding a Required Interest shall have the right to appoint a replacement Manager.

6.4 Action of the Manager. Any action required or permitted to be taken by the Manager may be taken without a meeting, by written consent, if signed by or on behalf of the Manager and the writing is filed with the minutes of the proceedings of the Manager.

6.5 No Compensation. The Manager shall be not entitled to any compensation from the Company; however, the Manager and its representatives shall be entitled to be reimbursed for reasonable out-of-pocket costs and expenses incurred in the course of their service hereunder, subject to substantiation requirements for federal income tax purposes.

6.6 Officers. The Manager may, from time to time, designate one or more Persons to be officers of the Company (each, an “Officer” and collectively, the “Officers”). No Officer need be a resident of the State of Texas or a Member. Any Officer so designated shall have such authority and perform such duties as the Manager may, from time to time, delegate to him or her. The Manager may assign titles to particular Officers. Unless the Manager decides otherwise, if the title is one commonly used for Officers of a business corporation formed under the TBOC, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such Officer by the Manager pursuant to this Section 6.6. Each Officer shall hold office until the Officer’s successor shall be duly designated or until such Officer’s death or until such Officer shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the Officers and agents of the Company shall be fixed from time to time by the Manager. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Manager. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause, by the Manager for any reason; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the person so removed. Designation of an Officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Manager.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

ARTICLE VII

ACTIONS AND MEETINGS OF MEMBERS

7.1 Rights or Powers of the Members. No Member, in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company.

7.2 Voting Rights. Members shall have the right to vote only on each matter that is subject to the vote or approval of the Members as expressly (a) set forth in this Agreement or (b) required by applicable law. Unless expressly provided otherwise in this Agreement or the TBOC, any such vote or consent shall require the vote or consent of the Members holding a majority of the Units entitled to vote on such matter. As set forth more fully in Section 3.9(c), the Profit Unit Members shall not be entitled to any vote in respect of such Profit Units.

7.3 Meetings.

(a) Meetings of the Members may be called by (i) the Manager or (ii) a Member or group of Members holding more than 33.33% of the Membership Interests.

(b) Written notice stating the place, date, and time of the meeting and, in the case of a meeting of the Members not regularly scheduled, describing the purposes for which the meeting is called, shall be delivered not fewer than 10 days and not more than 60 days before the date of the meeting to each Member, by or at the direction of the Manager or the Member(s) calling the meeting, as the case may be. The Members may hold meetings at the Company’s principal office or at such other place, within or outside the State of Texas, as the Manager or the Member(s) calling the meeting may designate in the notice for such meeting.

(c) Any Member may participate in a meeting of the Members by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can talk to and hear each other, and participation in a meeting by these means shall constitute presence in person at such meeting.

(d) On any matter that is to be voted on by the Members, a Member may vote in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission, or as otherwise permitted by applicable law. Every proxy shall be revocable in the discretion of the Member executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation. In lieu of a proxy, a Member may grant an irrevocable power of attorney to conduct the affairs of such Member with respect to Company matters, including matters relating to the organization, internal affairs, or termination of the Company.

(e) The business to be conducted at such meeting need not be limited to the purpose described in the notice and can include other business to be conducted by the Members; provided, that the Members shall have been notified of the meeting in accordance with Section 7.3(b). Attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(f) A quorum of any meeting of the Members shall require the presence, whether in person or by proxy, of the Members holding a majority of the Membership Interests. Subject to Section 7.4, no action may be taken by the Members unless the appropriate quorum is present at a meeting.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

(g) Subject to Section 7.4 and any other provision of this Agreement or the TBOC requiring the vote, consent, or approval of a different percentage of the Membership Interests, no action may be taken by the Members at any meeting at which a quorum is present without the affirmative vote of the Members holding a majority of the Membership Interests.

7.4 Actions without Meeting. Notwithstanding the provisions of Section 7.3, any matter that is to be voted on, consented to, or approved by Members may be taken without a meeting, without prior notice, and without a vote if consented to, in writing or by Electronic Transmission, by a Member or Members holding not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which each Member entitled to vote on the action is present and votes. A record shall be maintained by the Manager of each such action taken by written consent of a Member or Members.

ARTICLE VIII

STANDARD OF CARE; LIABILITY; INDEMNIFICATION; DUTIES

8.1 Standard of Care.

(a) Fiduciary Duties. In the exercise of rights and performance of duties hereunder, each Member (subject to Section 8.4, to the extent applicable) (in such Member’s capacity as a Member) and the Manager shall, to the fullest extent permitted by applicable law, have no fiduciary duties to the Company or to any other Member. This section is not intended to modify, amend or otherwise affect the fiduciary duties, if any, that any Member and/or Manager owes to any Person unrelated to its status as a Member or Manager of the Company.

8.2 Exculpation.

(a) Limited Liability. No Covered Person shall be liable to the Company or any Member for any loss, damage or claim incurred by reason of any act or omission, including any mistake of fact or error in judgment, taken, suffered or made by such Covered Person; provided that this provision does not eliminate or limit the liability of such Covered Person for acts or omissions that constitute such Covered Person’s gross negligence, intentional misconduct, knowing violation of law, breach of any duty owed to the Company or its Members (subject to Section 8.1) or fraud as determined by final, non-appealable judgment of a court having competent jurisdiction.

(b) Reliance on Information. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

8.3 Indemnification.

(a) Right to Indemnification. Subject to the limitations and conditions as provided in this Section 8.3, each Covered Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person is or was a Member, Manager or Officer of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the Company to the fullest extent permitted by the TBOC, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this Section 8.3 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section 8.3 shall be deemed contract rights, and no amendment, modification or repeal of this Section 8.3 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 8.3 could involve indemnification for negligence or under theories of strict liability; provided, however, that notwithstanding the foregoing or any other provision of this Agreement, the Company shall not provide indemnification to any Covered Person in respect of conduct that constitutes gross negligence, intentional misconduct, knowing violation of law, breach of any duty owed to the Company or its Members (subject to Section 8.1) or fraud as determined by final, non-appealable judgment of a court having competent jurisdiction.

(b) Advance Payment. The right to indemnification conferred in this Section 8.3 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 8.3(a) who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Company of a written affirmation by such Person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under this Section 8.3 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section 8.3 or otherwise.

(c) Indemnification of Officers, Employees and Agents. The Company, upon a determination by the Manager, may indemnify and advance expenses to an employee (other than an Officer) or an agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to the Manager or a Member or Officer of the Company under this Section 8.3; and the Company, upon a determination by the Manager, may indemnify and advance expenses to Persons who are not or were not Members, Officers, employees or agents of the Company or the Manager but who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to the Manager or to Members and Officers of the Company under this Section 8.3.

(d) Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Manager, Officer, employee or agent of the Company or is or was serving at the request of the Company as a Manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Section 8.3.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

8.4 Transactions with Members. The Company may transact business with (including entering into or modifying any contractual arrangements with) any Member or Affiliate of a Member, provided that the terms of any such transaction with a Member or one of its Affiliates are comparable to, or at least as favorable to the Company as, the terms of a transaction at arm’s length between unaffiliated parties as determined by the Manager. Each of any transaction between the Company and a Member or its Affiliates that has been approved by the Manager shall be deemed to be at arm’s length between unaffiliated parties. A Member or an Affiliate of a Member that transacts business with the Company owes no duty to the Company or the other Members to exercise or to refrain from exercising in any particular manner its rights or powers as a participant in that transaction, including those arising under any contract with the Company, and (subject to the proviso in the first sentence of this Section 8.4) such Member or such Affiliate of a Member may realize profits from that transaction.

8.5 General.

(a) No Guarantee; Other Agreements. The Members acknowledge and agree that the Members and their Affiliates do not guarantee the performance of the Company. In no event will the provisions of this Article VIII relieve any Member or any of its Affiliates from liability pursuant to the provisions of any contract or transaction that may be entered into between the Company and such Member or any of its Affiliates.

(b) Modification of Duties. This Article VIII constitutes a modification and disclaimer of duties and obligations (express, implied, fiduciary or otherwise) under the TBOC or other applicable law with respect to the matters described in this Article VIII. The Members (and the Members on behalf of the Company) hereby (i) agree that (A) the terms of this Article VIII to the extent that they modify or limit a duty or other obligation, if any, that a Manager may have to the Company or any Member under the TBOC or other applicable law are reasonable in form, scope and content and (B) the terms of this Article VIII shall control to the fullest extent possible if it is in conflict with a duty, if any, that a Manager may have to the Company or any Member, under the TBOC or any other applicable law and (ii) waive to the fullest extent permitted by the TBOC any duty or other obligation, if any, that a Manager may have to the Company or any Member, pursuant to the TBOC or any other applicable law, to the extent necessary to give effect to the terms of this Article VIII.

ARTICLE IX
REPRESENTATIONS AND WARRANTIES

9.1 Representations and Warranties. Each Member, severally and not jointly, represents and warrants to the Company and each other Member that:

(a) For each such Member that is not an individual, such Member is duly organized, validly existing and in good standing under the laws of the state of its organization.

(b) For each such Member that is not an individual, such Member has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of such Member. Such Member has duly executed and delivered this Agreement.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

(c) For each such Member that is an individual, such Member has full capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Such Member has duly executed and delivered this Agreement.

(d) This Agreement constitutes the legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any governmental authority.

(e) The execution, delivery and performance by such Member of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of any of the organizational documents of such Member, (ii) conflict with or result in any violation or breach of any provision of any applicable law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Member is a party.

(f) Except for this Agreement, such Member has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to the Units, including agreements or arrangements with respect to the acquisition or disposition of the Units or any interest therein or the voting of the Units (whether or not such agreements and arrangements are with the Company or any other Member).

ARTICLE X
TAXES

10.1 Preparation of Tax Returns. The Manager shall arrange for the preparation of all returns of Company income, gain, loss, deduction, credit, and other items necessary for federal, state, and local income tax purposes and shall use commercially reasonable efforts to cause the same to be filed in a timely manner. Each Member shall furnish to the Manager all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.

10.2 Tax Elections. The Manager shall determine whether to make any available tax election. Neither the Company, the Manager, nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement (including Section 2.6) shall be construed to sanction or approve such an election.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

10.3 Tax Matters Representative. The Manager shall designate an eligible Person to be the “partnership representative” of the Company for any tax period subject to the provisions of Section 6223 of the Code, as amended by the Revised Partnership Audit Procedures (the “Tax Matters Representative”), and in such capacity shall represent the Company in any disputes, controversies or proceedings with the Internal Revenue Service or with any state, local, or non-U.S. taxing authority and is hereby authorized to take any and all actions that it is permitted to take by applicable laws when acting in that capacity. The Tax Matters Representative as of the Effective Date shall be the Manager. Each Person (a “Pass-Through Member”) that holds or controls Units as a Member on behalf of, or for the benefit of another Person or Persons, or which Pass-Through Member is beneficially owned (directly or indirectly) by another Person or Persons will, within thirty (30) days following receipt from the Tax Matters Representative of any notice, demand, request for information or similar document, convey such notice or other document in writing to all holders of Interests in the Company holding such interests through a Pass-Through Member. In the event the Company will be the subject of an income tax audit by any federal, state or local authority, to the extent the Company is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Representative will be authorized to act for, and its decision will be final and binding upon, the Company and each Member thereof. The Members acknowledge and agree that it is the intention of the Members to minimize any obligations of the Company to pay taxes and interest in connection with any audit of the Company, including, if the Tax Matters Representative so determines, by means of elections under Section 6226 of the Code and/or the Members filing amended returns under Section 6225(c)(2) of the Code, in each case as amended by the Revised Partnership Audit Procedures. The Members agree to cooperate in good faith, including without limitation by timely providing information reasonably requested by the Tax Matters Representative and making elections and filing amended returns reasonably requested by the Tax Matters Representative, and by paying any applicable taxes, interest and penalties, to give effect to the preceding sentence. The Company shall make any payments it may be required to make under the Revised Partnership Audit Procedures and, in the Tax Matters Representative’s reasonable discretion, allocate any such payment among the current or former Members of the Company for the “reviewed year” to which the payment relates in a manner that reflects the current or former Members’ respective Membership Interests in the Company for that year and any other factors taken into account in determining the amount of the payment. To the extent payments are made by the Company on behalf of or with respect to a current Member in accordance with this Section 10.3, such amounts shall, at the election of the Tax Matters Representative, (i) be applied to and reduce the next distribution(s) otherwise payable to that Member under this Agreement or (ii) be paid by that Member to the Company within thirty (30) days of written notice from the Tax Matters Representative requesting the payment. In addition, if any such payment is made on behalf of or with respect to a former Member, that Member shall pay over to the Company an amount equal to the amount of such payment made on behalf of or with respect to it within thirty (30) days of written notice from the Tax Matters Representative requesting the payment. Any amounts required to be paid by any current or former Member to the Company pursuant to this Section 10.3 that have not been paid within thirty (30) days of written notice from the Tax Matters Representative requesting such payment shall accrue interest at the General Interest Rate plus two percent (2%) per annum from the date that the payment was made on behalf of or with respect to such Member until the date that such amount is paid to the Company. Any cost or expense incurred by the Tax Matters Representative in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, will be paid by the Company, and the Tax Matters Representative shall be entitled to be indemnified by the Company (solely out of Company assets) with respect to any action brought against it in connection with the settlement of any such proceeding. The provisions contained in this Section 10.3 shall survive the dissolution of the Company and the withdrawal of any Member or the Disposition of any Member’s Units and shall apply to any current or former Member.

ARTICLE XI

BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

11.1 Books and Records. The Company shall keep books and records of accounts and shall keep the consents of its Members. The books of account for the Company shall be maintained on an appropriate federal income tax basis in accordance with the terms of this Agreement, except that the Capital Accounts of the Members shall be maintained in accordance with Section 5.3. The calendar year shall be the accounting year of the Company. Except as set forth in Section 11.4, books and records shall be made available to Members in accordance with the TBOC.

11.2 Reports. On or before the 90th day following the end of each Fiscal Year during the term of the Company, or as soon as possible thereafter, the Manager shall cause the Company to furnish each Member with a copy of the Company’s federal income tax return for that Fiscal Year. The Manager also may cause to be prepared or delivered such other reports as they may deem appropriate. The Company shall bear the costs of all these reports.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

11.3 Accounts. The Manager shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company name with financial institutions and firms that the Manager determines. The Manager may not commingle the Company’s funds with the funds of any Member.

11.4 Restriction on Information Rights. No Profit Unit Member shall have any right to receive, review or copy Exhibit A to this Agreement or any books, records or other information of the Company to the extent such restriction is permitted by the TBOC.

ARTICLE XII

PURCHASE RIGHTS

12.1 Purchase Events.

(a) In General. In the event that any of the events set forth below (each a “Purchase Event”) shall have occurred to or in respect of a Member (such Member or such Member’s estate, trustee, receiver, or successor-in-interest as applicable, the “Seller”), the Company, or, if the Company notifies the Members other than the Seller and its Affiliates in writing that it is assigning all or any portion of its purchase right hereunder to such Members, such Members (the Company or such Members, as applicable, the “Buyer(s)”), shall, subject to Section 12.1(f), have the continuing right to purchase the Membership Interest of the Seller (pro rata in accordance with the number of Units held by each such Member as compared to the total number of Units held by all the Members exercising a purchase right under this Article XII, excluding in each case, any Profit Units held by Profit Unit Members), including all debts and obligations of the Company owing to the Seller (the “Purchase Interest”). Any purchase and sale of a Purchase Interest pursuant to this Section 12.1(a) shall be in an amount due and payable as determined pursuant to the provisions of this Article XII. Notwithstanding the foregoing, for the avoidance of doubt, the Manager, in its sole and absolute discretion, may waive the Company’s purchase right described in this Article XII or elect to not assign the Company’s purchase right described in this Article XII to the Members. A Purchase Event is:

(i) any withdrawal or retirement from the Company by the Seller other than as expressly permitted under this Agreement;

(ii) the Seller shall make an assignment for the benefit of creditors, commence (as the debtor) a case in bankruptcy, or commence (as the debtor) any proceeding under any other insolvency law;

(iii) a case in bankruptcy or any other proceeding under any other insolvency law is commenced against the Seller (as the debtor) and is consented to by the Seller or remains un-dismissed for 90 days, or the Seller consents to or admits the material allegations against it in any such case or proceeding;

(iv) a trustee, receiver, agent, liquidator or sequestrator (however named) is appointed or authorized to take charge of all or substantially all of the property of the Seller for the purpose of enforcing a lien against such property or for the purpose of general administration of such property for the benefit of creditors and such appointment or authorization is consented to by the Seller or is not overturned within 90 days;

(v) the Seller shall fail generally to pay its debts as they become due, or suffer any writ of attachment or execution or any similar process to be issued or levied against it or all or substantially all of its property which is not released, stayed, bonded or vacated within 90 days after its issue or levy;

[Limited Liability Company Agreement of OPM Green Energy, LLC]

(vi) the Seller shall suffer any writ of attachment or execution or any similar process to be issued or levied against the Membership Interest of the Seller which is not released, stayed, bonded or vacated within 90 days after its issue or levy;

(vii) any attempted Disposition by the Seller of any of its rights or interest in the Company or this Agreement except as permitted by Article III;

(viii) the Seller shall commence to dissolve or wind-up and liquidate the assets of its business;

(ix) the death of the Seller;

(x) the Seller is declared legally incompetent to administer his or her affairs;

(xi) any Disqualification Event of or with respect to the Seller;

(xii) any felony criminal indictment of the Seller;

(xiii) if the Seller is not a natural person, the occurrence of any of the events described in the foregoing clauses (ix) through (xii) with respect to the natural person who controls the Seller;

(xiv) the occurrence of a “deemed Purchase Event” as set forth in any Unit Award Agreement under which Seller was granted Profit Units, if applicable, provided that if any such deemed Purchased Event shall overlap with a Purchase Event set forth in this Section 12.1, then the occurrence of such “deemed Purchase Event” shall be the Purchase Event that occurs hereunder;

(xv) the occurrence of an event described in Section 3.5; and

(xvi) the occurrence of an event described in Section 3.6, but only to the extent described in Section 3.6.

For the avoidance of doubt, the rights of the Company set forth in this Article XII, shall be in addition to, and not in lieu of, any purchase rights set forth in the applicable Unit Award Agreement with respect to any Member.

(b) Procedures; Purchase Price.

(i) The Company shall notify all Members promptly after it has knowledge of the occurrence of a Purchase Event. In such notice or at any time thereafter, the Company may elect to assign all or any portion of its purchase rights under this Article XII to the Members. In the event that the Company elects to exercise its right under Section 12.1(a) it may give the Seller written notice of such election at any time after the date on which the Company first has knowledge of the occurrence of such Purchase Event. If the Company assigns all or any portion of its purchase rights under this Article XII to the Members, each Member (other than the Seller) will have the option exercisable for a period of 60 days after receipt of the Company’s notice of assignment to elect to acquire all, but not less than all, of such Members’ pro rata portion (in accordance with the number of Units held by each such Member as compared to the total number of Units held by all of the Members, excluding, in each case, any Profit Units held by Profit Unit Members) of the portion of the Purchase Interest assigned by the Company to the Members, by delivery of written notice to the Company and the Seller.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

(ii) If options to purchase have been exercised by the Company and the Members with respect to some but not all of the Purchase Interest by the end of the 60-day period specified in the last sentence of the foregoing subsection (i), then the Company shall, immediately after the expiration of such period, send written notice to those Members who fully exercised their option within such period (the “Exercising Buyers”). Each Exercising Buyer shall have an additional option to purchase all or any part of the balance of any such remaining unsubscribed portion of the Purchase Interest. To exercise such additional option, an Exercising Buyer must deliver a written notice to the Company and the Seller within 10 days after the expiration of the 60-day period specified in the last sentence of the foregoing subsection (i). In the event there are two or more such Exercising Buyers that choose to exercise the last-mentioned option for a portion of the Purchase Interest in excess of the portion available, the remaining portion available for purchase under this subsection (ii) shall be allocated to such Exercising Buyers pro rata (in accordance with the number of Units held by each such Member as compared to the total number of Units held by all of the Members, excluding, in each case, any Profit Units held by Profit Unit Members). If the options to purchase the remaining shares are exercised in full by the Exercising Buyers, the Company shall immediately notify all of the Exercising Buyers and the Seller of that fact.

(iii) The amount of the purchase price for the Purchase Interest in connection with any Purchase Event (unless agreed upon by the Seller and the all applicable Buyers within 30 days after the first Buyer’s notice to the Seller) shall be the amount which the Seller would have received with respect to the Purchase Interest had all of the property of the Company been sold at a price equal to the Fair Market Value of such property (determined (i) as of the date the Seller receives notice of the Buyer(s)’ election to purchase, and (ii) in accordance with the provisions of Section 12.1(e)), all liabilities of the Company were satisfied, and the net proceeds of such sale had been distributed to the Members in liquidation pursuant to Section 13.2(c).

(c) Closing and Terms. The closing of such sale shall take place within 60 days after the date the Seller receives notice of the Buyer(s) election to purchase. The time and place of the closing shall be designated by the Buyer(s) within the first 30 days of said 60 day period, and the purchase price shall be payable upon terms and conditions agreed to between the Buyer(s) and the Seller, or if the Buyer(s) and the Seller are unable to agree, then as follows: (i) 25% of the total purchase price shall be paid by the Buyer(s) to the Seller in cash at the closing and (ii) the remaining portion of the purchase price shall be evidenced by a promissory note(s) given by the Buyer(s) in favor of the Seller, which promissory note(s) shall bear interest on the unpaid principal balance at the General Interest Rate and require three equal payments of principal plus all accrued and unpaid interest thereon with payment being due on the first, second and third anniversary dates, respectively, of the closing date. Each party shall bear its own legal and accounting fees, if any. At least five business days before the closing, the Seller shall deliver all appropriate documents of transfer in form satisfactory for execution at the closing. The purchase price hereunder may be funded by insurance or otherwise.

(d) Effect on Seller’s Interest. From the Purchase Date to the date of the Disposition of the Purchase Interest under this Article XII, the Units represented by the Purchase Interest will be excluded from any calculation of aggregate Sharing Ratios for purposes of any approval required of Members under this Agreement, except for approvals required by Section 14.5. All distributions of cash or assets due to the Seller by the Company from the Purchase Date to the date of the closing of the purchase may be applied against obligations of the Seller. Without limiting the generality of any other provision of this Agreement, upon the exercise of the purchase option, the Seller, without further action, will have no rights in the Company or against the Company or any Member other than the right to receive payment for the Purchase Interest in accordance with Section 12.1(c). In connection with the closing of any purchase referenced in this Article XII, the Company must (i) use commercially reasonable efforts to cause any guaranty of the debt of the Company provided by Seller or its Affiliates to be released or the debt to be refinanced without Seller or any of its Affiliates being a guarantor, and (ii) indemnify the Seller for all liabilities and losses arising from incidents or transactions occurring after the closing.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

(e) Procedure for Determination of Fair Market Value. In the event that the value of all or any part of the property of the Company is required to be determined for purposes of Article XII, the value, unless otherwise agreed upon, shall be determined as provided in this Section 12.1(e). Within 10 days after a determination of value is determined to be required under Article XII, the Company and the Seller shall select a mutually agreeable independent, qualified valuation consultant (a “Consultant”). If the Company and the Seller cannot agree on a Consultant within a reasonable time, they shall each promptly select an independent valuation consultant and those two consultants shall promptly select a third independent, qualified valuation consultant to be the Consultant. The Consultant so selected shall proceed to determine promptly the Fair Market Value of the property in question in accordance with such methods and techniques as shall enable the Consultant to complete the valuation of all such property within 30 days of appointment and in the least expensive manner reasonably possible while obtaining a reasonable determination of the Fair Market Values of the properties including if necessary, procedures producing a result less formal than an appraiser’s opinion as to value. The Consultant shall deliver a written report of its determination of Fair Market Value to all interested parties and, absent fraud or manifest error, this determination shall be final and binding on the interested parties for purposes of this Article XII. After determination of the Fair Market Value of the Company property, the Manager shall make a determination of the amount due to each Member in accordance with Section 12.1(b) hereof as if all the property of the Company were sold at the Fair Market Value determined by the Consultant, the liabilities of the Company were satisfied, and the proceeds of the sale paid and/or distributed pursuant to Section 13.2(c). For purposes of this Section 12.1(e), no minority discount or lack of marketability discount shall be applied. The fees and expenses of the Consultant shall be borne by the Seller.

(f) Purchase Event Relating to the Termination of Marital Relationship. For a period of 30 days following the date on which the failure to complete a purchase of an interest in the Company pursuant to Section 3.6 results in a Purchase Event pursuant to such Section, only the Member Spouse (as defined in Section 3.6) shall have the right to exercise the purchase option pursuant to this Article XII. The Member Spouse may exercise its purchase option by delivering notice of such exercise to the Seller (i.e., the Non-Member Spouse) and the other Members within such 30 day period. If the Member Spouse does not exercise its option within such 30 day period, Article XII shall apply without regard to this Section 12.1(f).

12.2 Forfeiture. Upon the occurrence of a Forfeiture Event with respect to a Member (the “Forfeiting Member”), all of the Forfeiting Member’s Profit Units shall be forfeited to the Company for no consideration without further action by the Forfeiting Member or the Company. As of the date on which the Forfeiture Event occurred, the Forfeiting Member’s Profit Units shall not constitute outstanding Units. The Manager is authorized to amend Exhibit A in accordance with this Section 12.2.

ARTICLE XIII

DISSOLUTION, LIQUIDATION AND TERMINATION

13.1 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a) The approval of a Required Interest of the Members;

(b) entry of a decree of judicial dissolution of the Company under Section 11.051 of the TBOC; or

[Limited Liability Company Agreement of OPM Green Energy, LLC]

(c) the sale or other disposition of all or substantially all of the Company’s assets.

The death, expulsion, withdrawal, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member shall not dissolve the Company.

13.2 Liquidation and Termination. On dissolution of the Company, the Manager shall act as liquidator unless the Members holding a Required Interest select another liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the TBOC. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Manager. The steps to be accomplished by the liquidator are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidator shall cause the notice described in Section 11.052(a)(2) of the TBOC to be mailed to each known creditor of and claimant against the Company;

(c) the liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation and any advances described in Section 4.4) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(d) all remaining assets of the Company shall be distributed to the Members pro rata to the Members in proportion to their relative Sharing Ratios.

All distributions in kind to the Members shall be made net of, and subject to, the costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination with respect to such distributions in kind. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 13.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company’s property. Notwithstanding the foregoing or anything herein to the contrary, the Members agree that following dissolution of the Company, the assets contributed to the Company by GWTI as part of its Capital Contribution may be distributed by the liquidator to GWTI, but may not be distributed by the liquidator to any other Member, or transferred to any third party, without the prior written consent of GWTI. In the event that the assets contributed to the Company by GWTI are so distributed to GWTI in connection with a dissolution of the Company, GWTI shall be deemed to have received a return of its Capital Contribution in full. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

GWTI’s Property. It is expressly understood and agreed that (i) GWTI’s contribution to the Company consists of a license to use certain of its intellectual property and related assets (collectively, “GWTI’s Property”) pursuant to the Intellectual Property License, with an effective date of August 20, 2019, by and between GWTI and the Company, but that ownership of GWTI’s Property shall in all events remain with GWTI; and (ii) in the event of any actual liquidation or termination of the Company, or any type of meritorious legal or equitable action by any creditor of Licensee and/or Licensee’s officers, directors, or members that is likely to exceed the assets of the Company excluding GWTI’s Property, GWTI’s Property may not be liened, encumbered, pledged, or otherwise assigned to or for the benefit of any creditor or other party, and GWTI may in its sole discretion take all steps necessary to prevent any other party from exerting control over, moving, and/or gaining access to GWTI’s Property.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

13.3 Compliance with Timing Requirements of Regulations. It is the intent of the Members that the allocations provided in Section 5.2 result in distributions required pursuant to Section 13.2(d) being in accordance with positive Capital Accounts as provided for in the Treasury Regulations under Code Section 704(b). However, if after giving hypothetical effect to the allocations required by Section 5.2, the Capital Accounts of the Members are in such ratios or balances that distributions pursuant to Section 13.2(d) would not be in accordance with the positive Capital Accounts of the Members as required by the Treasury Regulations under Code Section 704(b), such failure shall not affect or alter the distributions required by Section 13.2(d). Rather, Net Profit and Net Loss (or items thereof) shall be allocated among the Members in a manner which, to the extent possible, will result in the Capital Account of each Member having a balance prior to distribution equal to the amount of distributions to be received by such Member pursuant to Section 13.2(d).

13.4 Termination of the Company. On completion of the distribution of Company assets as provided herein, the Company is terminated, and the Manager (or such other Person or Persons as the TBOC may require or permit) shall file a certificate of termination with the Secretary of State of the State of Texas and take such other actions as may be necessary to terminate the Company.

ARTICLE XIV

GENERAL PROVISIONS

14.1 Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

14.2 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by delivering that writing to the recipient in person, by courier (including nationally recognized overnight courier), or by confirmed email transmission; and a notice, request, or consent given under this Agreement is effective on receipt or refusal of receipt by the Person to receive it. All notices, requests, and consents to be sent to a Member must be sent to or made at the address or email address given for that Member on Exhibit A hereto with respect to such Member or in the instrument described in Section 3.3(e)(i)(B) or 3.4, or such other address or email address as that Member may specify by notice to the other Members. Any notice, request, or consent to the Company or the Manager must be given to the Company or the Manager at the then current address of the principal office of the Company. Whenever any notice is required to be given by law, the Certificate of Formation or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

14.3 Entire Agreement; Supersedure; Additional Agreements. This Agreement, together with any Subscription Document, constitutes the entire agreement of the Members relating to the Company and supersedes all prior contracts or agreements of the Members with respect to the Company, whether oral or written. The representations and warranties of each Member in, and the other provisions of, any subscription or contribution agreement(s) or Unit Award Agreement(s) between the Company and such Member and/or any instruments or documents delivered by such Member under Section 3.3 (collectively, the “Subscription Documents”) shall survive the execution and delivery of this Agreement.

14.4 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

14.5 Amendment or Modification. Except as otherwise provided in Sections 3.3, 3.4, 3.9(b) or Article XII, or as necessary to give effect to the provisions of this Agreement, this Agreement may be amended or modified from time to time only by a written instrument adopted by the Manager and the Members holding a Required Interest; provided, that, except as provided by Sections 3.3, 3.4, 3.9(b) or Article XII, or as necessary to give effect to the provisions of this Agreement, the allocation or distribution provisions of this Agreement may not be amended to the extent such amendment affects the allocations or distributions to any Member or materially increases the obligations of any Member without the consent of such Member; provided, further, that this Agreement may not be amended to the extent that such amendment materially and adversely affects any Member differently than other similarly situated Members without the consent of such Member. In addition, the Manager may amend this Agreement without the consent of the Members that merely corrects any error or ambiguity that does not adversely affect any Member in a material manner.

14.6 Binding Effect. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors, and assigns.

14.7 Governing Law; Venue. This Agreement shall be construed, enforced, and governed by the internal laws of the State of Texas (without regard to its choice of law principles). Any proceedings with respect to disputes under or relating to the Company or this Agreement shall occur exclusively in the federal or state courts located in Dallas County, Texas. All proceedings, hearings and other events in which the parties must be present shall take place in Dallas, Texas.

14.8 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT.

14.9 Equitable Remedies. Each party hereto acknowledges that the other parties hereto would be irreparably damaged in the event of a breach or threatened breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such parties specific performance by such party of its obligations under this Agreement. In the event that any party files a suit to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach thereof), the prevailing party in the suit shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conduction the suit, including reasonable attorney’s fees and expenses.

14.10 Attorneys’ Fees. In the event that any party hereto institutes any legal suit, action or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

14.11 Severability of Provisions. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent in any jurisdiction, the remainder of this Agreement and the application of that provision to other Persons or circumstances or in other jurisdictions is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

14.12 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

14.13 Waiver of Certain Rights. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

14.14 Spousal Consents. The undersigned spouses, if any, of the Members join in the execution of this Agreement to evidence that their community property interest, if any, in the Company shall be bound by the terms of this Agreement, including restrictions on Disposition, Section 3.6, the provisions of Article XII and Section 14.15. The termination of the marital relationship of any Member and such Member’s spouse for any reason shall not have the effect of removing any Units otherwise subject to this Agreement from the coverage hereof. In the event any Member should hereafter become married to any Person other than such Member’s existing spouse, such Member shall cause such new spouse promptly to execute an instrument acceptable to the Manager pursuant to which said new spouse shall agree to be bound by the terms of this Agreement, including the terms of this Section 14.14. Furthermore, each of the undersigned spouses, if any, of the Members hereby appoints the Member to whom he or she is married as his or her attorney in fact to represent him or her in all matters with regard to the Company and to bind his or her interest, jointly with the applicable Member’s, including by execution of any document relating to the Company. This power of attorney is given each such spouse in consideration of the agreements and covenants of the Company and the Members in connection with the transactions contemplated by this Agreement and is coupled with an interest and shall be irrevocable unless and until this Agreement terminates in accordance with its terms, and will survive the death, incompetency or disability of such spouse.

14.15 Powers of Attorney.

(a) Each of the Members, and the undersigned spouses, if any, of each of the Members, does hereby constitute and appoint the Manager and the liquidators, and their respective designees, any of which may act without the joinder of the others, with full power of substitution, as its true and lawful agents and attorneys in fact, with full power and authority in its name, place and stead, to execute, swear to, acknowledge, deliver, file and record (i) all instruments, documents and certificates that may from time to time be required by any law to effectuate, implement and continue the valid and subsisting existence of the Company, (ii) all instruments, documents and certificates which the Manager deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement effected in accordance with Section 14.5, (iii) all instruments, documents and certificates relating to the admission, withdrawal or substitution of any Member pursuant to Articles III and XII, and (iv) all instruments, documents and certificates that may be required to effectuate the dissolution and termination of the Company in each case in accordance with the provisions of this Agreement.

[Limited Liability Company Agreement of OPM Green Energy, LLC]

(b) Each of the Members, and the undersigned spouses, if any, of each of the Members, does hereby constitute and appoint the Manager, the liquidators and their respective designees, any of which may act without the joinder of the others, with full power of substitution, as its proxies and true and lawful agents and attorneys in fact, with full power and authority in its name, place and stead, with respect to the matters set forth herein, including election of the Manager in accordance with Article VI and regarding any Drag-Along Sale pursuant to Section 3.3(c), and hereby authorizes each of them to represent, vote and consent, if and only if the party (i) fails to vote or consent or (ii) attempts to vote or consent (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such Member’s Membership Interests in favor of the election of persons as Manager determined pursuant to and in accordance with the terms and provisions of this Agreement or approval of any Drag-Along Sale pursuant to and in accordance with the terms and provisions of Section 3.3(c) or to take any action necessary to effect the provisions of Section 3.3(c), including the execution, delivery, filing and recording of any and all instruments, documents and certificates which the Manager or designee of the Dragging Members deems appropriate or necessary to effect the provisions of Section 3.3(c).

(c) Each of the proxies and powers of attorney granted pursuant to this Section is given in consideration of the agreements and covenants of the Company and the Members in connection with the transactions contemplated by this Agreement and each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates in accordance with its terms, and will survive the death, incompetency, disability or dissolution of such Member. Each Member, and such Member’s spouse, if any, hereby revokes any and all previous proxies or powers of attorney with respect to the Membership Interests.

14.16 Counterparts. This Agreement may be executed (including by Electronic Transmission) in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

* * * * *

IN WITNESS WHEREOF, the Manager and the Members have executed and adopted this Agreement as of the date first set forth above.

{Signatures on the Following Page}

[Limited Liability Company Agreement of OPM Green Energy, LLC]

MANAGER:

/s/ Kevin Jones
KEVIN JONES

MEMBERS:

MABERT, LLC

By:	/s/ Kevin Jones
Name:	Kevin Jones
Title:	Managing Member

GREENWAY TECHNOLOGIES, INC.

By:	/s/ Kent Harer
Name:	Kent Harer
Title:	President (Acting)

/s/ Thomas Phillips
THOMAS PHILLIPS

THE UNDERSIGNED SPOUSE OF THE MEMBER NAMED ABOVE HEREBY CERTIFIES THAT HE/SHE HAS READ THIS AGREEMENT, UNDERSTANDS EACH PROVISION, AND AGREES TO BE BOUND BY THE TERMS SET FORTH IN THIS AGREEMENT, INCLUDING SECTION 14.14.

Print Name:________________________________

[Limited Liability Company Agreement of OPM Green Energy, LLC]

EXHIBIT A

UNITS & SHARING RATIOS

Member	Units		Sharing Ratio
Mabert, LLC 892 Meadow Hill Road Fort Worth, Texas 76108 Attn: Kevin Jones Email: kevin@acfteam.com	300		42.857%
Greenway Technologies, Inc. 1521 N. Cooper St. Arlington, Texas 76011 Attn: Raymond Wright Email:raymond.wright@gwtechinc.com	300		42.857%
Tom Phillips 239 West Jefferson Blvd. Dallas, Texas 75208 Email: tom.phillips@gwtechinc.com	100	*	14.286%
Total:	700		100.00%
Authorized Units:	1,000

Units designated with an asterisk (*) are Profit Units.

[Exhibit A]